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                                                                    EXHIBIT 23.2

                           CONSENT OF INDEPENDENT AUDITORS

The Partners
SDG Macerich Properties, L.P.
and
The Board of Directors
The Macerich Company


We consent to incorporation by reference in the registration statements on Form S-3 of The Macerich Company of our report dated February 11, 1999 relating to the balance sheet of SDG Macerich Properties, L.P. as of December 31, 1998 and the related statements of operations, cash flows, and partners' equity for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of The Macerich Company. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP
Indianapolis, Indiana
June 4, 1999